                                                                      Exhibit 15

                      WARRANT AND NOTE AMENDMENT AGREEMENT

         This Warrant and Note Amendment Agreement (this "Amendment Agreement") is entered into as of February 21, 1997 by and among:

         1. Levine Leichtman Capital Partners, L.P., a California limited partnership, as lender (the "Holder"), and

         2.       a.       Media Arts Group, Inc., a Delaware corporation
                           ("Media Arts"), for itself and as successor by merger to Lightpost Publishing, Inc., a California corporation ("Lightpost") and John Hine Studios,
                           Inc., a Texas corporation ("JH Texas"),

                  b. Thomas Kinkade Stores, Inc., a California corporation ("TKSI"),

                  c. MAGI Entertainment Products, Inc., a California corporation ("MAGI Entertainment"), and

                  d. MAGI Sales, Inc. a California corporation ("MAGI Sales"; Media Arts, TKSI, MAGI Entertainment, and MAGI Sales may be referred to herein collectively as "Issuers" and individually as an "Issuer").

                  This Amendment Agreement is the "Warrant and Note Amendment Agreement" referred to in that certain Credit Agreement of even date herewith (the "Credit Agreement") by and between Holder and Issuers (and California Coast Galleries, Inc.), is a "Related Agreement" thereunder, and is entitled to all of the protections and benefits provided for therein for or with respect to the Related Agreements.

                                    RECITALS

         A. Reference is made to the following:

                  1. that certain Senior Subordinated Note due June 30, 2002 in favor of Holder in the principal amount of $4,000,000, originally issued on July 7, 1995 and amended and reissued by Issuers on March 12, 1996 (the "$4 Million Note");

                  2. that certain Convertible Redeemable Senior Subordinated Note due June 30, 2002 in favor of Holder in the principal amount of $3,000,000, originally issued on July 7, 1995 and amended and reissued by Issuers on March 12, 1996 (the "$3 Million Convertible Note");

                  3. that certain Senior Subordinated Note due June 30, 2002 in favor of Holder in the principal amount of $1,000,000, originally issued on July 7, 1995 and amended and reissued by Issuers on March 12, 1996 (the "$1 Million Note"; the $4 Million Note, the $3 Million Convertible Note and the $1 Million Note shall be referred to collectively as the "Notes"); and

                  4. that certain Warrant to Purchase Up to 400,000 Shares of Common Stock of Media Arts Group, Inc. in favor of Holder, originally issued on July 7, 1995 and amended and reissued by Media Arts on March 12, 1996 (the "Warrant").

                                            WARRANT AND NOTE AMENDMENT AGREEMENT

         B. In connection with, among other things, the refinancing of the senior obligations of Issuers, the waiver of various defaults relating to the Notes, and the restructuring of the obligations evidenced by the Notes and the issuance of the Consolidated Note (as defined in the Credit Agreement), all as described in the Credit Agreement, the parties hereto have agreed to (i) (A) amend all of the Notes to provide for a partial prepayment with a reduced prepayment penalty concurrently herewith, and (B) amend the $3 Million Convertible Note and the Warrant to reduce the per share conversion or exercise price, as the case may be, as provided herein, and (ii) immediately after the foregoing amendments, provide for the full exercise of the conversion right pursuant to the $3 Million Convertible Note (as so amended) and the full exercise of the Warrant (as so amended), all as set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

                  1. Partial Prepayment of Notes. Notwithstanding anything to the contrary in Section 3 of the Notes or otherwise, concurrently herewith Issuers shall make a prepayment of the Notes in the amount of $592,500 (the "Partial Prepayment") by wire transfer of immediately available funds to Holder, which amount shall be paid without premium or penalty other than a prepayment fee of $11,500. Holder may allocate the Partial Prepayment among the Notes in such manner as it may determine in its sole and absolute discretion. Upon the payment of the Partial Prepayment and the accompanying prepayment fee, any existing obligation of Issuers to pay the "Offer Amount" (as such term is defined in the Notes) with respect to the current fiscal year of Media Arts shall terminate, but only as to the portion of such fiscal year ending as of the date hereof.

                  2. Amendment of $3 Million Convertible Note. The $3 Million Convertible Note is hereby amended by deleting the first sentence of Section 2.1 of Annex 1 thereof and replacing it with the following:

                           Up to $7,500 in principal amount of this Note may be converted, at the option of Holder, at any time and from time to time during the Conversion Period, for all or any part of 750,000 of the Note Shares, at a conversion price equal to $0.01 per share of Common Stock (such conversion price is referred to as the "Note Conversion Price").

                  3. Amendment of Warrant.

                           a. Warrant Share Price. The term "Warrant Purchase
Price" in the Warrant is hereby amended to mean $0.01 per Warrant Share.

                           b. Fair Market Value. It is hereby agreed that,
notwithstanding anything to the contrary in the Warrant, the Fair Market Value of the Common Stock (as defined in the Warrant) as of the date hereof is $3.07 per share of Common Stock.

                  4. Full Exercise of Conversion Rights Under $3 Million Convertible Note. Concurrently herewith, Holder has delivered to Media Arts a Conversion Notice with respect to the conversion of $7,500 of principal amount of the $3 Million Note (as amended hereby) into 750,000

                                            WARRANT AND NOTE AMENDMENT AGREEMENT
shares of Common Stock, and Media Arts hereby waives the requirement that such notice be delivered to it at its principal office. Notwithstanding anything to the contrary contained in the $3 Million Convertible Note, a certificate representing the above-described 750,000 shares of Common Stock will be delivered to Holder immediately upon the closing of the transactions contemplated herein and in the Credit Agreement.

                  5. Full Exercise of Warrant. Concurrently herewith, Holder has delivered to Media Arts an Exercise Subscription with respect to the exercise in full of the Warrant (as amended hereby) for the purchase of 398,693 Warrant Shares, which are being paid for by cancellation of 1,307 Warrant Shares in accordance with Section 2.2(iii) of the Warrant. Media Arts hereby waives the requirement that such notice be delivered to it at its principal office. Notwithstanding anything to the contrary contained in the Warrant, a certificate representing the 398,693 Warrant Shares being purchased will be delivered to Holder immediately upon the closing of the transactions contemplated herein and in the Credit Agreement.

                  6. Amendment Agreement Subject to Closing Under Credit Agreement. The transactions contemplated in this Amendment Agreement are an integral part of the transactions contemplated in the Credit Agreement and in the other Related Agreements, and this Amendment Agreement shall be of no force or effect until the Closing (as defined in the Credit Agreement) has occurred. In connection with such Closing, the transactions contemplated herein shall be deemed to have occurred immediately before the issuance of the Consolidated Note (as defined in the Credit Agreement).

                  7. Representations and Warranties of Holder. Holder hereby represents and warrants to Issuers that the following statements are true and correct as of the date hereof:

                           a. Investment Intent. Holder is acquiring the Note
Shares and the Warrant Shares (collectively, the "Shares") for investment purposes and not with a view to or for sale in connection with any distribution thereof. The foregoing notwithstanding, the disposition of the Shares shall at all times be and remain within Holder's control, so long as such disposition complies with applicable laws and regulations. Holder understands that the Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Holder's investment intent as expressed herein.

                           b. Accredited Investor Status. Holder is an
"accredited investor" (as such term is defined in Rule 501 of Regulation D under the Securities Act). By reason of its business and financial experience, Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares and is able to bear the economic risk of such investment. Holder is aware of Issuers' business affairs and financial condition and has acquired sufficient information about Issuers to reach an informed and knowledgeable decision to acquire the Shares. Holder has had the opportunity to ask questions and receive answers concerning Issuers which it deems necessary to evaluate the risks and merits related to such decision.

                                            WARRANT AND NOTE AMENDMENT AGREEMENT

                  8. MISCELLANEOUS.

                           a. Entire Agreement. This Amendment Agreement
constitutes the full and entire agreement and understanding between Holder and Issuers with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the letter agreement dated February 6, 1997 by and between Media Arts and Holder.

                           b. Severability. Any provision of this Amendment
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

                           c. Descriptive Headings. The descriptive headings of
the several paragraphs of this Amendment Agreement are for convenience of reference only and do not constitute a part of this Amendment Agreement and are not to be considered in construing or interpreting this Amendment Agreement.

                           d. Counterparts. This Amendment Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

"ISSUERS":

"MEDIA ARTS"                                "TKSI"

MEDIA ARTS GROUP, INC.                      THOMAS KINKADE STORES, INC.



By: /s/ Kenneth E. Raasch                   By: /s/ Kenneth E. Raasch
    -------------------------                   -------------------------
        Kenneth E. Raasch                           Kenneth E. Raasch
        President and CEO                           President and CEO

"MAGI ENTERTAINMENT"                        "MAGI SALES"

MAGI ENTERTAINMENT PRODUCTS, INC.,          MAGI SALES, INC.



By: /s/ Kenneth E. Raasch                   By: /s/ Kenneth E. Raasch
    -------------------------                   --------------------------
        Kenneth E. Raasch                           Kenneth E. Raasch
        President and CEO                           President and CEO

                                            WARRANT AND NOTE AMENDMENT AGREEMENT


                                    83 of 91

"HOLDER"

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.

on behalf of

LEVINE LEICHTMAN CAPITAL PARTNERS, L.P.


By: /s/ Arthur E. Levine
    -------------------------------
        Arthur E. Levine, President

                                            WARRANT AND NOTE AMENDMENT AGREEMENT



                                 Page 84 of 91